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                    January 14, 2021

       David Barta
       Chief Financial Officer
       Exterran Corp
       11000 Equity Drive
       Houston, TX 77041

                                                        Re: Exterran Corp
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-36875

       Dear Mr. Barta:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services